DRAFT v10
FOR IMMEDIATE RELEASE

Media Contact: Christine Needles Global Corporate Communications Christine.Needles@interface.com +1 404-491-4660	Investor Contact: Bruce Hausmann Chief Financial Officer Bruce.Hausmann@interface.com +1 770-437-6802

Interface Reports Second Quarter 2019 Results

Solid Second Quarter Results Driven by Strong Resilient Flooring Growth

ATLANTA – July 25, 2019 – Interface, Inc. (Nasdaq: TILE), a worldwide commercial flooring company and global leader in sustainability, today announced results for the second quarter ended June 30, 2019.

Second Quarter Highlights:
•	Q2 net sales up 26%; Q2 organic sales up 2%
•	Q2 GAAP EPS of $0.50, up 43% year-over-year; Q2 adjusted EPS of $0.51, up 21% year-over-year
•	Strong balance sheet. Total debt of $672 million; net debt of $588 million
•	2019 fiscal year outlook targeting net sales growth of 14 - 15%, including currency headwinds of 200 basis points

“We delivered solid results in the second quarter, with organic sales growth of 2%, in line with our expectations. Our strategy to expand into the high growth resilient flooring segment is paying off as LVT drove organic growth in the second quarter. Furthermore, our nora® rubber flooring business, which we acquired in August 2018, contributed $76 million of net sales during the second quarter and grew 11% in local currency year-over-year,” said Jay Gould, CEO of Interface.

“Despite a slow-growth macro environment, we enter the back half of 2019 as a stronger company.  Our Carbon Neutral Floors™ program helped drive market share gains in key markets, including the U.S., U.K., Germany, and India. Customers have positively responded to our move into resilient flooring: LVT and rubber. Those two product lines are now approximately 25% of our revenue and both grew at double digit rates in local currency. First half gross profit margin was 38.8%, up 10 basis points versus the comparable prior year period. First half adjusted gross margin was 39.3%, up 60 basis points versus last year, and our planned second half productivity initiatives are anticipated to drive adjusted gross profit margin at or above 40%. First half SG&A was also in-line with expectations and, importantly, our selling system transformation is on track, with roughly 75% of our front line sales people now live on our new CRM platform. With this momentum, we are well-positioned to capture growth in the second half of the year,” noted Gould.

Second Quarter 2019 Financial Summary

Sales: Second quarter net sales were $358 million, up 26% versus $284 million in the prior year period. Organic sales were up 2% year-over-year driven by growth in LVT. Nora contributed $76 million of net sales in the quarter, up 5% compared to the stand-alone business last year. In local currency, nora grew 11% in Q2 2019 versus the stand-alone business in the same period last year.

Gross profit margin was 38.8% in the second quarter, which included $1 million of nora purchase accounting amortization—an increase of 30 basis points from the prior year period. Adjusted gross profit margin was 39.1%, an increase of 60 basis points over adjusted gross margin for the prior year period.

Operating Income: Second quarter operating income was $43 million, compared with $34 million in the prior year period. Second quarter 2019 adjusted operating income was $44 million, up 20% versus adjusted operating income of $37 million in the second quarter last year.

Second quarter SG&A expenses were in line with expectations at $96 million, or 26.8% of sales.

Net Income and EPS: The company recorded net income in the second quarter of 2019 of $29 million, or $0.50 per diluted share, compared to second quarter 2018 net income of $21 million, or $0.35 per diluted share. Second quarter 2019 adjusted net income was $30 million, or $0.51 per diluted share, compared to second quarter 2018 adjusted net income of $25 million, or $0.42 per share.

Adjusted EBITDA: In the second quarter of 2019, adjusted EBITDA was $57 million, up 20% compared to $48 million in the prior year period.

Cash and Liquidity: The company had cash on hand of $84 million and total debt of $672 million at June 30, 2019, compared to $81 million of cash and $619 million of total debt at December 31, 2018.  Debt increased versus December 2018 as a result of the customary seasonality of working capital requirements in the first half of the year. In addition, the company executed on the remaining $25 million of share repurchases available under our previously announced $100 million share repurchase program.

“This was a solid quarter of execution for us, as we continued to focus on our operational disciplines and supply chain efficiencies. We remain focused on driving margin expansion, reducing leverage, and deploying capital efficiently,” said Bruce Hausmann, CFO of Interface.

Year to Date 2019 Financial Summary

Sales: For the first six months of 2019, net sales were $655 million, up 25% versus $524 million in the first half of last year. Organic sales were up 2% year-over-year. Nora contributed $136 million of net sales in the first six months of the year, up 3% compared to the stand-alone business in the first half of 2018. In local currency, nora grew 10% versus the stand-alone business in the same period last year.

Operating Income: For the first half of 2019, the company reported operating income of $59 million, compared with $57 million in the prior year period. Adjusted operating income was $63 million versus adjusted operating income of $60 million in the first six months of last year.

Net Income and EPS: The company recorded net income of $37 million, or $0.61 per diluted share, for the first half of 2019, compared to $36 million, or $0.60 per diluted share, in the prior year period. Adjusted net income was $39 million, or $0.65 per diluted share, compared to adjusted net income of $40 million, or $0.68 per diluted share in the first half of 2018.

Adjusted EBITDA: Adjusted EBITDA was $89 million for the first six months of 2019, compared to $82 million in the prior year period.

Fiscal Year 2019 Outlook

Looking ahead to the full year of 2019, Interface is targeting to achieve:
•	Total net sales growth of 14 – 15%.
•	Organic sales growth of 2 – 3%.
•	Adjusted gross profit margin to increase 100 to 150 basis points versus prior year which equates to 39.7 – 40.2%.
•	Adjusted SG&A expenses of approximately 28.5% as a percentage of net sales.

Full year company interest and other expenses are projected to be $32 – $34 million, and the effective tax rate is anticipated to be approximately 25%. Diluted share count is anticipated to be approximately 60 million shares. Capital expenditures for the full year are forecasted to be $65 – $75 million.

Looking at the second half of 2019, the company anticipates fourth quarter adjusted EPS to be higher than third quarter adjusted EPS by approximately 3 – 5 cents.

Webcast and Conference Call Information

The company will host a conference call tomorrow morning, July 26, at 9:00 a.m. Eastern Time, to discuss its second quarter 2019 results. The conference call will be simultaneously broadcast live over the Internet.

Listeners may access the conference call live over the Internet at: https://event.on24.com/wcc/r/2021457/1D67955AB036755DAAA6167E043AA5D5, or through the company's website at: http://investors.interface.com.
The archived version of the webcast will be available at these sites for one year beginning approximately one hour after the call ends.

Non-GAAP Financial Measures

Interface provides adjusted earnings per share, adjusted net income, adjusted operating income, organic sales and organic sales growth, adjusted SG&A expenses, net debt, and adjusted EBITDA as additional information regarding its actual and projected operating results in this press release. These non-GAAP measures are not in accordance with – or alternatives to – GAAP measures, and may be different from non-GAAP measures used by other companies. Adjusted EPS, adjusted net income, adjusted SG&A expenses, and adjusted operating income exclude nora purchase accounting amortization. Organic sales and organic sales growth exclude nora sales and the impact of foreign currency fluctuations. Net debt is total debt less cash on hand. Adjusted EBITDA is GAAP net income excluding interest expense, taxes on income, depreciation and amortization, stock compensation amortization, restructuring and asset impairment charges, and nora transaction related expenses such as purchase accounting amortization, transaction related expenses, and transaction related other expenses. This news release should be read in conjunction with the Company's Current Report on Form 8-K furnished today to the U.S. Securities & Exchange Commission, which explains why Interface believes presentation of these non-GAAP measures provides useful information to investors, as well as any additional material purposes for which Interface uses these non-GAAP measures.

About Interface

Interface, Inc. is a global flooring company specializing in carbon neutral carpet tile and resilient flooring, including luxury vinyl tile (LVT) and nora® rubber flooring. We help our customers create high-performance interior spaces that support well-being, productivity, and creativity, as well as the sustainability of the planet. Our mission, Climate Take Back™, invites you to join us as we commit to operating in a way that is restorative to the planet and creates a climate fit for life.

Learn more about Interface at interface.com and blog.interface.com, our nora brand at nora.com, our FLOR® brand at FLOR.com, and our Carbon Neutral Floors™ program at interface.com/carbonneutral.

Follow us on Twitter, YouTube, Facebook, Pinterest, LinkedIn, Instagram, and Vimeo.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

Except for historical information contained herein, the other matters set forth in this news release are forward-looking statements. Forward-looking statements include, without limitation, information under the heading “Fiscal Year 2019 Outlook” in this news release, and any expectations regarding the effect of the nora acquisition on the Company’s results.  Forward-looking statements may be identified by words such as “may,” “expect,” “forecast,” “anticipate,” “intend,” “plan,” “believe,” “could,” “seek,” “project,” “estimate,” “target,” “will” and similar expressions. The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including: the risk that the Company may have overestimated the future contribution of the nora business to the Company’s combined results; risks related to integration of the combined businesses; risks related to the increased indebtedness the Company incurred to complete the acquisition; risks related to the increased reliance on international business the Company will experience; and risks and uncertainties associated with economic conditions in the commercial interiors industry. Additional risks and uncertainties that may cause actual results to differ materially from those predicted in forward-looking statements also include, but are not limited to the following subheadings in “Risk Factors” in the Company's Annual Report on Form 10-K for the fiscal year ended December 30, 2018: “Sales of our principal products have been and may continue to be affected by adverse economic cycles in the renovation and construction of commercial and institutional buildings”; “We compete with a large number of manufacturers in the highly competitive floorcovering products market, and some of these competitors have greater financial resources than we do. We may face challenges competing on price, making investments in our business , or competing on product design”; “Our success depends significantly upon the efforts, abilities and continued service of our senior management executives, our principal design consultant and other key personnel (including sales personnel), and our loss of any of them could affect us adversely”; “Our substantial international operations are subject to various political, economic and other uncertainties that could adversely affect our business results, including by restrictive taxation or other government regulation and by foreign currency fluctuations”; “The uncertainty surrounding the implementation and effect of the U.K. exiting the European Union, and related negative developments in the European Union could adversely affect our business, results of operations or financial condition”; “Large increases in the cost of petroleum-based raw materials could adversely affect us if we are unable to pass these cost increases through to our customers”; “Unanticipated termination or interruption of any of our arrangements with our primary third party suppliers of synthetic fiber or our sole third party supplier for luxury vinyl tile (“LVT”) could have a material adverse effect on us”; “If we fail to realize the expected synergies and other benefits of the nora acquisition, our results of operations and stock price may be negatively affected”; “We have a significant amount of indebtedness, which could have important negative consequences to us”; “The market price of our common stock has been volatile and the value of your investment may decline”; “Our  earnings  in  a  future  period  could  be  adversely  affected  by  non-cash  adjustments  to  goodwill,  if  a  future  test  of  goodwill  assets  indicates  a  material impairment of those assets”; “Changes to our facilities could disrupt our operations”; “Our business operations could suffer significant losses from natural disasters, catastrophes, fire or other unexpected events”; and “Disruptions to or failures of our information technology systems could adversely effect on our business.”

Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made.  The Company assumes no responsibility to update or revise forward-looking statements made in this press release and cautions readers not to place undue reliance on any such forward-looking statements.

- TABLES FOLLOW -

Consolidated Condensed Statements of Operations	Three Months Ended		Six Months Ended
(In thousands, except per share data)	6/30/19	7/1/18	6/30/19	7/1/18

Net Sales	$357,507	$283,626	$655,195	$524,189
Cost of Sales	218,917	174,478	401,207	321,459
Gross Profit	138,590	109,148	253,988	202,730
Selling, General & Administrative Expenses	95,698	75,445	194,709	146,039
Operating Income	42,892	33,703	59,279	56,691
Interest Expense	6,810	2,261	13,603	4,355
Other Expense	304	3,261	1,318	3,780
Income Before Taxes	35,778	28,181	44,358	48,556
Income Tax Expense	6,279	7,579	7,800	12,870
NET INCOME	$29,499	$20,602	$36,558	$35,686

Earnings Per Share – Basic	$0.50	$0.35	$0.61	$0.60

Earnings Per Share – Diluted	$0.50	$0.35	$0.61	$0.60

Common Shares Outstanding – Basic	59,285	59,493	59,459	59,582
Common Shares Outstanding – Diluted	59,291	59,538	59,465	59,627

Consolidated Condensed Balance Sheets
(In thousands)	6/30/19	12/31/18
Assets
Cash	$84,256	$80,989
Accounts Receivable	183,862	179,004
Inventory	271,790	258,657
Other Current Assets	42,946	40,229
Total Current Assets	582,854	558,879
Property, Plant & Equipment	307,339	292,888
Operating Lease Right-of Use Asset	114,494	--
Other Assets	449,606	432,877
Total Assets	$1,454,293	$1,284,644

Liabilities
Accounts Payable	67,643	66,301
Accrued Liabilities	119,214	125,971
Current Portion of Operating Lease Liabilities	16,293	--
Current Portion of Long-Term Debt	31,105	31,315
Total Current Liabilities	234,255	223,587
Long-Term Debt	641,106	587,266
Operating Lease Liabilities	97,776	--
Other Long-Term Liabilities	129,043	119,128
Total Liabilities	1,102,180	929,981
Shareholders’ Equity	352,113	354,663
Total Liabilities and Shareholders’ Equity	$1,454,293	$1,284,644

Consolidated Condensed Statements of Cash Flows	Three Months Ended		Six Months Ended
(In thousands)	6/30/19	7/1/18	6/30/19	7/1/18

Net Income	$29,499	$20,602	$36,558	$35,686
Depreciation and Amortization	11,354	8,459	22,698	17,190
Stock Compensation Amortization	2,015	2,758	4,832	5,616
Amortization of Acquired Intangible Assets	1,343	--	3,252	--
Deferred Income Taxes and Other Non-Cash Items	(5,489)	(2,529)	(11,577)	(729)
Change in Working Capital
Accounts Receivable	(18,366)	(22,748)	(4,637)	(16,410)
Inventories	15,506	(7,041)	(13,349)	(24,281)
Prepaids and Other Current Assets	(514)	(1,701)	(6,206)	(17,974)
Accounts Payable and Accrued Expenses	(3,215)	12,967	(11,139)	5,890
Cash Provided from Operating Activities	32,133	10,767	20,432	4,988
Cash Used in Investing Activities	(14,881)	(8,663)	(34,893)	(15,830)
Cash Provided by (Used in) Financing Activities	(431)	(1,682)	17,209	(7,438)
Effect of Exchange Rate Changes on Cash	463	(1,296)	519	(1,774)
Net Increase (Decrease) in Cash	$17,284	$(874)	$3,267	$(20,054)

Reconciliation of Non-GAAP Performance Measures to GAAP Performance Measures
(In millions, except per share amounts)

Second Quarter 2019	Second Quarter 2018	Year-to-Date 2019	Year-to-Date 2018
Net Sales as Reported (GAAP)	$ 357.5	$ 283.6	$ 655.2	$ 524.2
Impact of Changes in Currency	6.1	-	14.1	-
nora net sales	(75.6)	-	(135.7)	-
Organic Sales	$ 288.0	$ 283.6	$ 533.6	$ 524.2

	Second Quarter 2019	Second Quarter 2018	Year-to-Date 2019	Year-to-Date 2018
Operating Income as Reported (GAAP)	$ 42.9	$ 33.7	$ 59.3	$ 56.7
Purchase Accounting Amortization	1.3	-	3.2	-
Transaction Related Expenses	-	3.0	-	3.0
Adjusted Operating Income	$ 44.2	$ 36.7	$ 62.5	$ 59.7

	Second Quarter 2019	Year-to-Date 2019
Gross Profit as Reported (GAAP)	$ 138.6	$ 254.0
Purchase Accounting Amortization	1.3	3.2
Adjusted Gross Profit	$ 139.9	$ 257.2

	Second Quarter 2019	Second Quarter 2018	Year-to-Date 2019	Year-to-Date 2018
Net Income as Reported (GAAP)	$ 29.5	$ 20.6	$ 36.6	$ 35.7
Purchase Accounting Amortization (after tax impact of $0.4 million QTD and $1.0 million YTD)	0.9	-	2.2	-
Transaction Related Expenses (after tax impact of $1.2 million QTD and YTD)	-	4.6	-	4.6
Adjusted Net Income	$ 30.4	$ 25.2	$ 38.8	$ 40.3

	Second Quarter 2019	Second Quarter 2018	Year-to-Date 2019	Year-to-Date 2018
Diluted Earnings per Share as Reported (GAAP)	$ 0.50	$ 0.35	$ 0.61	$ 0.60
Purchase Accounting Amortization (after tax impact of $0.4 million QTD and $1.0 million YTD)	0.01	-	0.04	-
Transaction Related Expenses (after tax impact of $1.2 million QTD and YTD)	-	0.08	-	0.08
Adjusted Diluted Earnings per Share	$ 0.51	$ 0.42	$ 0.65	$ 0.68

	Second Quarter 2019	Second Quarter 2018	Year-to-Date 2019	Year-to-Date 2018
Net Income (loss) (GAAP)	$ 29.5	$ 20.6	$ 36.6	$ 35.7
Income Tax Expense (Benefit)	6.3	7.6	7.8	12.9
Transaction Related Other Expense	-	2.8	-	2.8
Interest Expense	6.8	2.3	13.6	4.4
Depreciation and Amortization	11.3	8.5	22.7	17.2
Stock Compensation Amortization	2.0	2.8	4.8	5.6
Transaction and Integration Related Expenses	-	3.0	-	3.0
Purchase Accounting Amortization	1.3	-	3.2	-
Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (AEBITDA)	$ 57.2	$ 47.6	$ 88.7	$ 81.6

	Full Year 2018	Last Twelve Months (LTM) Ended 6/30/19
Net Income (loss) (GAAP)	$ 50.3	$ 51.2
Taxes (benefit) on Income	4.7	(0.4)
Transaction Related Other Expense	4.2	1.4
Interest Expense	15.4	24.6
Depreciation and Amortization	39.1	44.6
Stock Compensation Amortization	14.5	13.7
Transaction and Integration Related Expenses	5.3	2.3
Purchase Price Accounting Amortization	32.1	35.3
Restructuring and Asset Impairment Charges	20.5	20.5
Adjusted Earnings before Taxes, Interest, Depreciation and Amortization (AEBITDA)	$ 186.1	$ 193.2

	For the Period 7/1/2018 - 8/7/2018
Proforma nora Net Income prior to Interface Ownership	$ 4.0
Proforma nora taxes on income prior to Interface Ownership	(0.1)
Proforma nora interest expense prior to Interface Ownership	1.4
Proforma nora Depreciation and Amortization prior to Interface Ownership	0.9
Proforma nora other non-recurring charges prior to Interface Ownership	0.1
Proforma nora Adjusted Earnings before Taxes, Interest, Depreciation and Amortization (AEBITDA) for Period 7/1/2018 - 8/7/2018	$ 6.3

Proforma LTM 6/30/19 Interface + nora (pre-acquisition) Adjusted Earnings before Taxes, Interest, Depreciation and Amortization (AEBITDA)	$ 199.5

	As of 6/30/19
Total Debt	$ 672.2
Total Cash on Hand	(84.2)
Total Debt, Net of Cash on Hand (Net Debt)	$ 588.0

	Last Twelve Months (LTM) Ended 6/30/19
Total Debt / LTM Net Income	13.1x
Net Debt / Proforma LTM AEBITDA	2.9x

The impacts of changes in foreign currency presented in the tables are calculated based on applying the prior year period's average foreign currency exchange rates to the current year period.

The Company believes that the above non-GAAP performance measures, which management uses in managing and evaluating the Company’s business, may provide users of the Company’s financial information with additional meaningful basis for comparing the Company’s current results and results in a prior period, as these measures reflect factors that are unique to one period relative to the comparable period. However, these non‑GAAP performance measures should be viewed in addition to, and not as an alternative for, the Company’s reported results under accounting principles generally accepted in the United States. Tax effects identified above (when applicable) are calculated using the statutory tax rate for the jurisdictions in which the charge or income occurred.
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